SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                           (Amendment No. _________)*

                 NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    647581107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 3, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [X]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tiger Global Management, LLC ("Tiger Global Management")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            7,580,628 shares (represented by 1,895,157 American
 BENEFICIALLY         Depositary Shares, which may be exchanged into common
OWNED BY EACH         shares), of which 4,441,212 (represented by 1,110,303
   REPORTING          American Depositary Shares, which may be exchanged into
    PERSON            common shares) are directly owned by Tiger Global, L.P.
     WITH             ("Tiger Global"), 144,568 (represented by 36,142 American
                      Depositary Shares, which may be exchanged into common
                      shares) are directly owned by Tiger Global II, L.P.
                      ("Tiger Global II"), 2,944,228 (represented by 736,057
                      American Depositary Shares, which may be exchanged into
                      common shares) are directly owned by Tiger Global, Ltd.
                      ("Tiger Ltd.") and 50,620 (represented by 12,655 American
                      Depositary Shares, which may be exchanged into common
                      shares) are directly owned by Tiger Global Private
                      Investment Partners II, L.P. ("Tiger PIP II"). Tiger
                      Global Management is the investment manager of each of
                      Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP II
                      and may be deemed to have sole voting power with respect
                      to such shares, and Charles P. Coleman III ("Coleman"),
                      the managing member of Tiger Global Management, Tiger
                      Global Performance, LLC ("Tiger Global Performance") and
                      Tiger Global PIP Performance II, L.L.C. ("Tiger PIP
                      Performance II") and director of Tiger Ltd., may be deemed to have sole voting power with respect to such shares;
                      Tiger Global Performance, the general partner of each of
                      Tiger Global and Tiger Global II, may be deemed to have
                      sole voting power with respect to such shares directly
                      owned by such entities, and Tiger PIP Performance II, the
                      general partner of Tiger PIP II, may be deemed to have
                      sole voting power with respect to such shares directly
                      owned by Tiger PIP II.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------

                  --------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      7,580,628 shares (represented by 1,895,157 American Depositary Shares, which may be exchanged into common shares), of which 4,441,212 (represented by 1,110,303 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global, 144,568 (represented by 36,142 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global II, 2,944,228 (represented by 736,057 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Ltd. and 50,620 (represented by 12,655 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger PIP II. Tiger Global Management is the investment manager of each of Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP II and may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger Global Management, Tiger Global Performance and Tiger PIP Performance II and director of Tiger Ltd., may be deemed to have sole dispositive power with respect to such shares; Tiger Global Performance, the general partner of each of Tiger Global and Tiger Global II, may be deemed to have sole dispositive power with respect to such shares directly owned by such entities, and Tiger PIP Performance II, the general partner of Tiger PIP II, may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP II.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        7,580,628
--------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     5.0%
--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                     OO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tiger Global, L.P. ("Tiger Global")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            4,441,212 shares (represented by 1,110,303 American
 BENEFICIALLY         Depositary Shares, which may be exchanged into common
OWNED BY EACH         shares), except that each of Tiger Global Performance, the
   REPORTING          general partner of Tiger Global, and Tiger Global
    PERSON            Management, the investment manager of Tiger Global, may be
     WITH             deemed to have sole voting power with respect to such
                      shares, and Coleman, the managing member of each of Tiger
                      Global Performance and Tiger Global Management, may be
                      deemed to have sole voting power with respect to such
                      shares.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      4,441,212 shares (represented by 1,110,303 American
                      Depositary Shares, which may be exchanged into common
                      shares), except that each of Tiger Global Performance, the general partner of Tiger Global, and Tiger Global
                      Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger
                      Global Performance and Tiger Global Management, may be
                      deemed to have sole dispositive power with respect to such shares.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        4,441,212
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     3.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            144,568 shares (represented by 36,142 American Depositary
 BENEFICIALLY         Shares, which may be exchanged into common shares), except
OWNED BY EACH         that each of Tiger Global Performance, LLC, the general
   REPORTING          partner of Tiger Global II, and Tiger Global Management,
    PERSON            the investment manager of Tiger Global II, may be deemed
     WITH             to have sole voting power with respect to such shares, and
                      Coleman, the managing member of each of Tiger Global
                      Performance and Tiger Global Management, may be deemed to
                      have sole voting power with respect to such shares.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      144,568 shares (represented by 36,142 American Depositary
                      Shares, which may be exchanged into common shares), except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Global Management, the
                      investment manager of Tiger Global II, may be deemed to
                      have sole dispositive power with respect to such shares,
                      and Coleman, the managing member of each of Tiger Global
                      Performance and Tiger Global Management, may be deemed to
                      have sole dispositive power with respect to such shares.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        144,568
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.1%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                    Page 5 of 20
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tiger Global Performance, LLC ("Tiger Global Performance")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            4,585,780 shares (represented by 1,146,445 American
 BENEFICIALLY         Depositary Shares, which may be exchanged into common
OWNED BY EACH         shares), of which 4,441,212 (represented by 1,110,303
   REPORTING          American Depositary Shares, which may be exchanged into
    PERSON            common shares) are directly owned by Tiger Global and
     WITH             144,568 (represented by 36,142 American Depositary Shares, which may be exchanged into common shares) are directly
                      owned by Tiger Global II. Tiger Global Performance is the
                      general partner of each of Tiger Global and Tiger Global
                      II and may be deemed to have sole voting power with
                      respect to such shares, Tiger Global Management is the
                      investment manager of each of Tiger Global and Tiger
                      Global II and may be deemed to have sole voting power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Global
                      Management, may be deemed to have sole voting power with
                      respect to such shares.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      4,585,780 shares (represented by 1,146,445 American
                      Depositary Shares, which may be exchanged into common
                      shares), of which 4,441,212 (represented by 1,110,303
                      American Depositary Shares, which may be exchanged into
                      common shares) are directly owned by Tiger Global and
                      144,568 (represented by 36,142 American Depositary Shares, which may be exchanged into common shares) are directly
                      owned by Tiger Global II. Tiger Global Performance is the
                      general partner of each of Tiger Global and Tiger Global
                      II and may be deemed to have sole dispositive power with
                      respect to such shares, Tiger Global Management is the
                      investment manager of each of Tiger Global and Tiger
                      Global II and may be deemed to have sole dispositive power with respect to such shares and Coleman, the managing
                      member of each of Tiger Global Performance and Tiger
                      Global Management, may be deemed to have sole dispositive
                      power with respect to such shares.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        4,585,780
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------

                                                                    Page 6 of 20
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     3.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tiger Global, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            2,944,228 shares (represented by 736,057 American
 BENEFICIALLY         Depositary Shares, which may be exchanged into common
OWNED BY EACH         shares), except that Tiger Global Management, the
   REPORTING          investment manager of Tiger Ltd., may be deemed to have
    PERSON            sole voting power with respect to such shares, and
     WITH             Coleman, director of Tiger Ltd. and the managing member of
                      Tiger Global Management, may be deemed to have sole voting power with respect to such shares.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      2,944,228 shares (represented by 736,057 American
                      Depositary Shares, which may be exchanged into common
                      shares), except that Tiger Global Management, the
                      investment manager of Tiger Ltd., may be deemed to have
                      sole dispositive power with respect to such shares, and
                      Coleman, director of Tiger Ltd. and the managing member of
                      Tiger Global Management, may be deemed to have sole
                      dispositive power with respect to such shares.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        2,944,228
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     2.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                    Page 8 of 20
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tiger Global Private Investment Partners II, L.P.
                  ("Tiger PIP II")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            50,620 shares (represented by 12,655 American Depositary
 BENEFICIALLY         Shares, which may be exchanged into common shares), except
OWNED BY EACH         that Tiger PIP Performance II, the general partner of
   REPORTING          Tiger PIP II, may be deemed to have sole voting power with
    PERSON            respect to such shares, Tiger Global Management, the
     WITH             investment manager of Tiger PIP II, may be deemed to have
                      sole voting power with respect to such shares, and
                      Coleman, the managing member of each of Tiger PIP
                      Performance II and Tiger Global Management, may be deemed
                      to have sole voting power with respect to such shares.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      50,620 shares (represented by 12,655 American Depositary
                      Shares, which may be exchanged into common shares), except that Tiger PIP Performance II, the general partner of
                      Tiger PIP II, may be deemed to have sole dispositive power with respect to such shares, Tiger Global Management, the
                      investment manager of Tiger PIP II, may be deemed to have
                      sole dispositive power with respect to such shares, and
                      Coleman, the managing member of each of Tiger PIP
                      Performance II and Tiger Global Management, may be deemed
                      to have sole dispositive power with respect to such
                      shares.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        50,620
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                    Page 9 of 20
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tiger Global PIP Performance II, L.L.C. ("Tiger PIP Performance II")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            50,620 shares (represented by 12,655 American Depositary
 BENEFICIALLY         Shares, which may be exchanged into common shares), all of
OWNED BY EACH         which are directly owned by Tiger PIP II. Tiger PIP
   REPORTING          Performance II is the general partner of Tiger PIP II and
    PERSON            may be deemed to have sole voting power with respect to
     WITH             such shares, Tiger Global Management is the investment
                      manager of Tiger PIP II and may be deemed to have sole
                      voting power with respect to such shares, and Coleman, the managing member of each of Tiger PIP Performance II and
                      Tiger Global Management, may be deemed to have sole voting power with respect to such shares.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      50,620 shares (represented by 12,655 American Depositary
                      Shares, which may be exchanged into common shares), all of which are directly owned by Tiger PIP II. Tiger PIP
                      Performance II is the general partner of Tiger PIP II and
                      may be deemed to have sole dispositive power with respect
                      to such shares, Tiger Global Management is the investment
                      manager of Tiger PIP II and may be deemed to have sole
                      dispositive power with respect to such shares, and
                      Coleman, the managing member of each of Tiger PIP
                      Performance II and Tiger Global Management, may be deemed
                      to have sole dispositive power with respect to such
                      shares.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        50,620
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 10 of 20
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ] (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  U.S. Citizen
--------------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
    SHARES            7,580,628 shares (represented by 1,895,157 American
 BENEFICIALLY         Depositary Shares, which may be exchanged into common
OWNED BY EACH         shares), of which 4,441,212 (represented by 1,110,303
   REPORTING          American Depositary Shares, which may be exchanged into
    PERSON            common shares) are directly owned by Tiger Global, 144,568
     WITH             (represented by 36,142 American Depositary Shares, which
                      may be exchanged into common shares) are directly owned by
                      Tiger Global II, 2,944,228 (represented by 736,057
                      American Depositary Shares, which may be exchanged into
                      common shares) are directly owned by Tiger Ltd. and 50,620
                      (represented by 12,655 American Depositary Shares, which
                      may be exchanged into common shares) are directly owned by
                      Tiger PIP II. Coleman is the managing member of each of
                      Tiger Global Management (the investment manager of each of
                      Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP
                      II), Tiger Global Performance (the general partner of each of Tiger Global and Tiger Global II) and Tiger PIP
                      Performance II (the general partner of Tiger PIP II) and
                      director of Tiger Ltd. and may be deemed to have sole
                      voting power with respect to such shares.
                 ---------------------------------------------------------------
                 6    SHARED VOTING POWER
                      See response to row 5.
                 ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
                      7,580,628 shares (represented by 1,895,157 American
                      Depositary Shares, which may be exchanged into common
                      shares), of which 4,441,212 (represented by 1,110,303
                      American Depositary Shares, which may be exchanged into
                      common shares) are directly owned by Tiger Global, 144,568
                      (represented by 36,142 American Depositary Shares, which
                      may be exchanged into common shares) are directly owned by
                      Tiger Global II, 2,944,228 (represented by 736,057
                      American Depositary Shares, which may be exchanged into
                      common shares) are directly owned by Tiger Ltd. and 50,620
                      (represented by 12,655 American Depositary Shares, which
                      may be exchanged into common shares) are directly owned by
                      Tiger PIP II. Coleman is the managing member of each of
                      Tiger Global Management (the investment manager of each of
                      Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP
                      II), Tiger Global Performance (the general partner of each of Tiger Global and Tiger Global II) and Tiger PIP
                      Performance II (the general partner of Tiger PIP II) and
                      may be deemed to have sole dispositive power with respect
                      to such shares.
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      See response to row 7.
--------------------------------------------------------------------------------

                                                                   Page 11 of 20
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        7,580,628
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     5.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  New Oriental Education & Technology Group Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  No. 6 Hai Dian Zhong Street
                  Haidian District
                  Beijing 100080, People's Republic of China

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Tiger Global Management, LLC, a Delaware limited liability company ("Tiger Global Management"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global Performance, LLC, a Delaware limited liability company ("Tiger Global Performance"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), Tiger Global Private Investment Partners II, L.P., a Cayman Islands limited partnership ("Tiger PIP II"), Tiger Global PIP Performance II, L.P., a Delaware limited liability company ("Tiger PIP Performance II"), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons."

                  Tiger Global Management, the investment manager of Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP II. Tiger Global Performance, the general partner of Tiger Global and Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global and Tiger Global II. Tiger PIP Performance II, the general partner of Tiger PIP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II. Coleman is the managing member of Tiger Global Management, Tiger Global Performance and Tiger PIP Performance II and director of Tiger Ltd. and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP II.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  The address for each of the Reporting Persons is:

                  Tiger Global Management, LLC
                  101 Park Avenue, 48th Floor
                  New York, NY 10178 USA

ITEM 2(C)         CITIZENSHIP

                  Tiger Global Management, Tiger Global Performance and Tiger PIP Performance II are Delaware limited liability companies. Tiger Global and Tiger Global II are Delaware limited partnerships. Tiger Ltd. is a Cayman Islands exempted company. Tiger PIP II is a Cayman Islands limited partnership. Coleman is a United States citizen.

ITEM 2(D)
AND (E).          TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Shares
                  CUSIP # 647581107

ITEM 3.           NOT APPLICABLE.

ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     (a)  AMOUNT BENEFICIALLY OWNED:

                          See Row 9 of cover page for each Reporting Person.

                     (b)  PERCENT OF CLASS:

                          See Row 11 of cover page for each Reporting Person.

                     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                  See Row 5 of cover page for each Reporting
                                  Person.

                            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                  See Row 6 of cover page for each Reporting
                                  Person.

                            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                  DISPOSITION OF:

                                  See Row 7 of cover page for each Reporting
                                  Person.

                            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                  See Row 8 of cover page for each Reporting
                                  Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of Tiger Global, Tiger Global II and Tiger PIP II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 14, 2008


Tiger Global Management, LLC                       /s/ CHARLES P. COLEMAN III
                                                   ----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global, L.P.                                 /s/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                   ----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global II, L.P.                              /s/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                   ----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global Performance, LLC                      /s/ CHARLES P. COLEMAN III
                                                   ----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global, Ltd.                                 /s/ CHARLES P. COLEMAN III
                                                   ----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Director

Tiger Global Private Investment Partners II, L.P.  /s/ CHARLES P. COLEMAN III
By Tiger Global PIP Performance II, L.L.C.         ----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global PIP Performance II, L.L.C.            /s/ CHARLES P. COLEMAN III
                                                   ----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Charles P. Coleman III                             /s/ CHARLES P. COLEMAN III
                                                   ----------------------------
                                                   Signature




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX


                                                               Found on
                                                             Sequentially
EXHIBIT                                                      Numbered Page
-------
Exhibit A: Agreement of Joint Filing                             18

                                    EXHIBIT A


                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Shares of New Oriental Education & Technology Group Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: July 14, 2008


Tiger Global Management, LLC                        /s/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global, L.P.                                  /s/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global II, L.P.                               /s/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Performance, LLC                       /s/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global, Ltd.                                  /s/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Director

Tiger Global Private Investment Partners II, L.P.   /s/ CHARLES P. COLEMAN III
By Tiger Global PIP Performance II, L.L.C.         ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global PIP Performance II, L.L.C.             /s/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Charles P. Coleman III                              /s/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature